Exhibit 99.1

Flexsteel Reports Third Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--April 19, 2016--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported third quarter and fiscal year-to-date financial results.

Financial Highlights for the Quarter:

  Net sales increased to a record $125.4 million, a 2.4% increase.
  Seventh consecutive quarter of record net sales.
  Adjusted net income of $5.3 million, 4.2% of net sales.

Financial Highlights for the Nine Months:

  Net sales increased to a record $377.3 million, a 9.2% increase.
  Adjusted net income of $16.4 million, 4.3% of net sales.

For additional information regarding adjusted net income and adjusted earnings per share (which are non-GAAP measures), please refer to the reconciliation and other information included in the attached schedules.

The following table compares net sales for the quarters ended March 31, (in millions):

	2016	2015	$ Change	% Change
Residential	$105.8	$103.9	$1.9	1.8%
Commercial	19.6	18.6	1.0	5.4%
Total	$125.4	$122.5	$2.9	2.4%

The increase in residential net sales was substantially due to increased sales volume in upholstered and ready-to-assemble products partially offset by discounting of certain case goods. The increase in commercial net sales was substantially due to product mix.

The following table compares net sales for the nine months ended March 31, (in millions):

	2016	2015	$ Change	% Change
Residential	$317.8	$290.2	$27.6	9.5%
Commercial	59.5	55.4	4.1	7.4%
Total	$377.3	$345.6	$31.7	9.2%

The increase in residential net sales was substantially due to increased sales volume in upholstered and ready-to-assemble products. The increase in commercial net sales was substantially due to increased volume.

Gross margin as a percent of net sales for the quarter ended March 31, 2016 was 22.9% compared to 24.2% for the prior year quarter. The Company’s investment in its expanded distribution network, which became operational in April 2015, has increased cost by $0.6 million per quarter or 0.5% of net sales. The remainder of the decreased gross margin is primarily due to discounting of certain case goods products.

For the nine months ended March 31, 2016, gross margin as a percent of net sales was 22.3% compared to 23.8% for the prior period, reflecting the distribution network expansion discussed above, increased costs for material handling and delivery and changes in product mix.

Selling, general and administrative (SG&A) expenses were 15.5% of net sales in the current year quarter, compared to 15.3% of net sales in the prior year quarter. During the quarter ended March 31, 2016, the Company recorded $0.6 million in net reimbursements of legal costs related to Indiana civil litigation. SG&A expenses increased as the Company initiated investments with strategic customers to enhance brand presence.

For the nine months ended March 31, 2016, SG&A expenses were 15.2% of net sales compared to 16.4% of net sales in the prior period. The improvement in SG&A as a percentage of net sales reflects fixed cost leverage on higher sales volume and lower performance-based compensation. During the nine months ended March 31, 2016, the Company recorded $0.4 million in net reimbursements of legal costs related to the Indiana civil litigation.

The Company recorded $2.0 million or $0.16 per share during the third quarter ended March 31, 2016, in insurance settlement reimbursements related to the Indiana civil litigation compared to $0.3 million or $0.02 per share in the prior year quarter. During the nine months ended March 31, 2016, litigation settlement reimbursements were $2.3 million or $0.19 per share compared to $0.3 million or $0.02 per share in the prior year period. The reimbursements are included in “litigation settlement reimbursements” in the Consolidated Statements of Income.

The above factors resulted in net income of $6.9 million or $0.89 per share for the quarter ended March 31, 2016, compared to $ 7.0 million or $ 0.90 per share in the prior year quarter. Adjusted net income was $5.3 million or $0.68 per share for the quarter ended March 31, 2016 compared to $6.7 million or $0.88 per share in the prior year quarter.

The above factors resulted in net income for the nine months ended March 31, 2016 of $18.1 million or $2.33 per share compared to $16.5 million or $2.15 per share in the prior year period. Adjusted net income was $16.4 million or $2.11 per share for the nine months ended March 31, 2016 compared to $16.5 million or $2.15 per share in the prior year period.

Working capital (current assets less current liabilities) at March 31, 2016 was $136 million compared to $116 million at June 30, 2015. Primary changes in working capital include increases in cash of $14.1 million and other current assets of $6.3 million and decreases in inventory of $16.5 million, accounts payable of $5.1 million and current borrowings of $11.9 million. Other current assets increased primarily due to legal cost reimbursement receivable and changes in tax-related items. For the nine months ended March 31, 2016, capital expenditures were $7.1 million and dividend payments totaled $4.1 million.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that demand for furniture products in the United States continues to weaken due to political and economic uncertainty. As a result, the Company expects weaker demand in the near term for residential and commercial products. The Company is confident in its ability to take advantage of market opportunities.

Two multi-year initiatives involving logistics and business information systems, designed to enhance customer experience and increase shareholder value are in process. The timing and level of additional investment required for these initiatives will be evaluated as the projects progress. Operating capital expenditures are estimated to be $1 million for the remainder of fiscal 2016. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	June 30,
	2016	2015

ASSETS

CURRENT ASSETS:
Cash	$15,374	$1,282
Trade receivables, net	45,324	45,101
Inventories	97,319	113,842
Other	13,088	6,777
Total current assets	171,105	167,002

NONCURRENT ASSETS:
Property, plant, and equipment, net	65,856	64,770
Other assets	6,979	12,847

TOTAL	$243,940	$244,619

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$13,219	$18,329
Notes payable – current	–	11,904
Accrued liabilities	21,819	21,087
Total current liabilities	35,038	51,320

LONG-TERM LIABILITIES:
Other long-term liabilities	4,642	6,552
Total liabilities	39,680	57,872

SHAREHOLDERS’ EQUITY	204,260	186,747

TOTAL	$243,940	$244,619

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
NET SALES	$125,400	$122,530	$377,342	$345,581
COST OF GOODS SOLD	(96,684)	(92,862)	(293,073)	(263,300)
GROSS MARGIN	28,716	29,668	84,269	82,281
SELLING, GENERAL AND ADMINISTRATIVE	(19,443)	(18,709)	(57,433)	(56,691)
LITIGATION SETTLEMENT REIMBURSEMENTS	2,030	250	2,280	250
OPERATING INCOME	11,303	11,209	29,116	25,840

OTHER (EXPENSE) INCOME	(60)	131	6	837
INTEREST EXPENSE	(9)	(54)	(69)	(89)

INCOME BEFORE INCOME TAXES	11,234	11,286	29,053	26,588
INCOME TAX PROVISION	(4,290)	(4,330)	(10,980)	(10,070)
NET INCOME	$6,944	$6,956	$18,073	$16,518

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,622	7,436	7,568	7,408
Diluted	7,836	7,702	7,771	7,681

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.91	$0.94	$2.39	$2.23
Diluted	$0.89	$0.90	$2.33	$2.15

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)
	Nine Months Ended
	March 31,
	2016	2015
OPERATING ACTIVITIES:
Net income	$18,073	$16,518
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	5,528	3,362
Stock-based compensation expense	1,024	1,595
Deferred income taxes	1,764	119
Excess tax (benefit) expense from share-based payments	(1,193)	41
Change in provision for losses on accounts receivable	15	(7)
Gain (loss) on disposition of capital assets	15	(113)
Gain on life insurance policies	(346)	–
Changes in operating assets and liabilities	7,211	(15,450)
Net cash provided by operating activities	32,091	6,065

INVESTING ACTIVITIES:
Net purchases of investments	(197)	(329)
Proceeds from sale of capital assets	27	124
Proceeds from life insurance policies	2,836	–
Capital expenditures	(7,116)	(33,752)
Net cash used in investing activities	(4,450)	(33,957)

FINANCING ACTIVITIES:
Dividends paid	(4,077)	(3,777)
Proceeds from issuance of common stock	1,403	517
Shares issued to employees, net of shares withheld	(164)	–
Excess tax benefit (expense) from share-based payments	1,193	(41)
Repayments of current notes payable	(11,904)	–
Proceeds from long-term notes payable	–	14,745
Net cash (used in) provided by financing activities	(13,549)	11,444

Increase (decrease) in cash	14,092	(16,448)
Cash at beginning of period	1,282	22,176
Cash at end of period	$15,374	$5,728

SEC REG G NON-GAAP DISCLOSURE (Unaudited)
IMPACT OF INDIANA CIVIL LITIGATION

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors with useful information on the impact of the Indiana civil litigation. Legal costs, net of reimbursements, are included in “selling, general and administrative expenses” in the Consolidated Statements of Income. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and nine months ended March 31, 2016 and 2015:

(in millions, net of income tax)	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net income	$6.9	$7.0	$18.1	$16.5
Legal costs, net of reimbursements	(0.4)	(0.1)	(0.2)	0.2
Settlement costs	(1.2)	(0.2)	(1.4)	(0.2)
Adjusted net income	$5.3	$6.7	$16.5	$16.5

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share (EPS) of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share of common stock to the calculation of adjusted diluted earnings per share of common stock for the three and nine months ended March 31, 2016 and 2015:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Diluted EPS of common stock	$0.89	$0.90	$2.33	$2.15
Legal costs, net of reimbursement	(0.05)	–	(0.03)	0.02
Settlement costs	(0.16)	(0.02)	(0.19)	(0.02)
Adjusted diluted EPS of common stock	$0.68	$0.88	$2.11	$2.15

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer